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Exhibit 99—Press Release

NEWS RELEASE	6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4239 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR POSTS 3% SALES INCREASE FOR THE QUARTER

        DALLAS, TX (July 23, 2002)—Haggar Corp. (NASDAQ-HGGR) announced results for the third quarter ended June 30, 2002, which saw the Company increase its sales by 3% for the quarter.

        For the third quarter of fiscal 2002, Haggar reported net sales of $111,215,000 and net income of $460,000, or $0.07 on a diluted per share basis. This compares to the third quarter of 2001, in which the Company reported $108,151,000 in net sales and net income of $1,028,000, or income of $0.15 on a diluted per share basis.

        For the nine months ended June 30, 2002, Haggar reported net sales of $348,605,000 and income of $3,757,000 or $0.59 on an earnings per share basis, before giving effect to the following previously announced items which includes the cumulative impact of a change in accounting principle for goodwill for $15,578,000 or $2.42 per share, a $1,000,000 charge for the closure of its Weslaco, Texas cutting operation of $0.09 per share, and the revision of the Company's estimate on the 2001 Edinburg, Texas facility writeoff, which reversed $2,157,000 to income or $0.20 per share. This compares to the first nine months of fiscal 2001, in which the Company reported $323,798,000 in net sales and income of $2,898,000, or $0.45 on a per share basis, before giving effect to the reorganization charge for $20,800,000 or $2.20 per share relating primarily to the closing of its last domestic sewing facility on March 26, 2001. The proforma diluted earnings per share increased by 31% for the nine month period ending June 30, 2002, as compared to the same period in 2001. The net loss for the nine months ended June 30, 2002, was $11,109,000 or a diluted per share loss of $1.73. This compares to the first nine months of fiscal 2001, in which the net loss was $11,402,000 or a diluted per share loss of $1.75.

        J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "We are pleased with our market share increases. Our new product offerings combined with increased sell through at retail with our key customers have resulted in these sales increases of 3% for the quarter and an 8% increase for the nine month period ending June 30, 2002. Our strategy of strong brands—Haggar, Claiborne, DKNY plus a world-class private brand organization is paying off. Pricing pressures at retail continue to impact our gross margins in the short term, however we are growing market share which is key to our long term success."

        Frank Bracken, President and Chief Operating Officer, added, "We introduced our new "Comfort Fit" product to more retailers this quarter and the responses have continued to be outstanding. Initial sell-throughs at retail have been excellent, selling at rates of 50 to 70% better than departmental averages. We believe this product will be another phenomenal success for Haggar. Based on this success, we are introducing Haggar Comfort Fit pants for women in Spring 2003."

        David Tehle, Executive Vice President and Chief Financial Officer, noted, "The Company reduced its inventory by $8.6 million to $95.3 million as of the end of the third quarter of fiscal 2002, as compared to $103.9 million as of the end of the third quarter of fiscal 2001. Additionally, debt has been reduced by $33.3 million to $34.1 million as compared to the same period in fiscal 2001 of $67.4 million, due to increasing control of working capital."

        The Haggar Board of Directors continued the $0.05 per share quarterly dividend. The dividend will be payable on August 19, 2002, to shareholders of record as of August 5, 2002.

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        The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

        Additionally, the Company will file a Form 8K with the Securities and Exchange Commission tomorrow with its latest financial projections for fiscal 2002. The Company has not modified its previously announced annual projections for fiscal 2002, which the Company filed on July 15, 2002.

        Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

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HAGGAR CORP.

	Three Months Ended June 30,		Nine Months Ended June 30,
Condensed Consolidated Statements of Income
	2002	2001	2002	2001
	(In thousands, except per share amounts)
Net sales	$111,215	$108,151	$348,605	$323,798
Cost of sales	81,051	76,475	250,602	223,672
Reorganization costs	—	—	(1,157)	20,800

Gross profit	30,164	31,676	99,160	79,326
Selling, general and administrative expenses	(29,340)	(28,927)	(90,464)	(92,678)
Royalty income	178	435	905	1,476

Operating income (loss)	1,002	3,184	9,601	(11,876)
Other income (expense)	506	149	564	202
Interest expense	(702)	(1,400)	(2,808)	(3,797)

Net income (loss) before provision for income taxes and cumulative effect of accounting change	806	1,933	7,357	(15,471)
Provision (benefits) for income taxes	346	905	2,888	(4,069)

Income (loss) before cumulative effect of accounting change	460	1,028	4,469	(11,402)
Cumulative effect of accounting change	—	—	(15,578)	—

Net income (loss)	$460	$1,028	$(11,109)	$(11,402)

Income (loss) per common share before cumulative effect of accounting change—Basic	$0.07	$0.16	$0.70	$(1.75)
Income (loss) per common share before cumulative effect of accounting change—Diluted	$0.07	$0.15	$0.70	$(1.75)
Cumulative effect of accounting change per common share—Basic	—	—	$(2.44)	—
Cumulative effect of accounting change per common share—Diluted	—	—	$(2.42)	—
Net income (loss) per common share—Basic	$0.07	$0.16	$(1.74)	$(1.75)
Net income (loss) per common share—Diluted	$0.07	$0.15	$(1.73)	$(1.75)
Weight average shares outstanding—Basic	6,387	6,504	6,375	6,512
Weight average shares outstanding—Diluted	6,543	6,798	6,426	6,512
Proforma impact of SFAS No. 142:
Net income (loss) as reported	$460	$1,028	$(11,109)	$(11,402)
Add back: Goodwill amortization	—	375	—	1,125

Adjusted net income (loss)	$460	$1,403	$(11,109)	$(10,277)
Proforma net income (loss) per common share—
Basic	$0.07	$0.22	$(1.74)	$(1.57)
Proforma net income (loss) per common share—
Diluted	$0.07	$0.21	$(1.73)	$(1.57)

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Condensed Consolidated Balance Sheet	June 30, 2002	September 30, 2001
	(In thousands)
Assets
Cash and cash equivalents	$7,453	$7,800
Accounts receivable, net	49,502	69,047
Due from factor	1,087	2,252
Inventories	95,326	97,726
Property held for sale	2,157	—
Deferred tax benefit	10,254	11,290
Other current assets	2,311	2,215

Total current assets	168,090	190,330
Property, plant and equipment, net	47,442	51,975
Goodwill	9,472	25,050
Other assets	9,467	7,870

Total Assets	$234,471	$275,225

Liabilities and Stockholders' Equity
Accounts payable	$29,425	$35,645
Accrued liabilities	24,492	25,374
Other current liabilities	5,992	8,748
Current portion of long-term debt	3,742	4,021

Total current liabilities	63,651	73,788
Long term debt	30,343	49,338
Stockholders' equity	140,477	152,099

Total Liabilities and Stockholders' Equity	$234,471	$275,225

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  FOR IMMEDIATE RELEASE
HAGGAR POSTS 3% SALES INCREASE FOR THE QUARTER
HAGGAR CORP.